As filed with the Securities and Exchange Commission on March 7, 2005
                                                     Registration No. 333-______
 ------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                SOYO GROUP, INC.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)



           Nevada                                           95-4502724
-----------------------------                    -------------------------------
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                                No.)

                            1420 South Vintage Avenue
                         Ontario, California 91761-3646
               ---------------------------------------------------
               (Address of principal executive offices) (zip code)



                                Soyo Group, Inc.
                        The 2005 Stock Compensation Plan
                        --------------------------------
                            (Full title of the plan)



                            Andrew N. Bernstein, Esq.
                            Andrew N. Bernstein, P.C.
                           5445 DTC Parkway, Suite 520
                        Greenwood Village, Colorado 80111
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (303) 770-7131
                                 --------------
         (Telephone number, including area code, of agent for service)



         Approximate date of commencement of proposed sale pursuant to the plan:
From time to time after the Registration Statement becomes effective.

         ---------------------------------------------------------------

                         Exhibit Index Begins at Page 15

                         CALCULATION OF REGISTRATION FEE



Title of            Amount to be       Proposed      Proposed       Amount of
securities to be    registered (1)     maximum       maximum        registration
registered                             offering      aggregate      fee
                                       price per     offering
                                       share         price


Common Stock,
$0.001 par value    5,000,000 shares     (2)         $4,100,000(2)   $482.57


         (1) Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock ("shares") which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

         (2) Pursuant to Rules 457(h) and 457(c), the offering price per share, the aggregate offering price and the amount of the filing fee were computed upon the basis of the closing price of the Common Stock within five business days prior to the date of filing of the Registration Statement ($0.82 per share).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is incorporated by reference in the Reoffer Prospectus which follows. The Reoffer Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitutes the Section 10(a) Prospectus.


                               REOFFER PROSPECTUS

         The material which follows, up to but not including the pages beginning
Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 2005 Stock Compensation Plan by affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

                                                              REOFFER PROSPECTUS

                                5,000,000 SHARES
                                  COMMON STOCK

                                SOYO GROUP, INC.

                           ---------------------------

                        THE 2005 STOCK COMPENSATION PLAN
                           ---------------------------


         We are registering on behalf of our employees, officers, directors and advisors up to 5,000,000 shares of our common stock purchasable by them pursuant to common stock options granted under our 2005 Stock Compensation Plan. As of this date, no options have been issued under the Plan and 5,000,000 shares remain available for grant of options.

                           ---------------------------

         This prospectus will be used by persons who are our "affiliates" to resell shares purchased by them under the Plan. We will receive no part of the proceeds of any such sales, although we will receive the exercise price for the stock options.

                           ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

         No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

                          -----------------------------

                 The date of this prospectus is March 7, 2005.

                              AVAILABLE INFORMATION

         We are a fully reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports and other information with the Securities and Exchange Commission.
Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         Our common stock is traded on the OTC Bulletin Board under the symbol "SOYO.OB."

         We intend to furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our board of directors.

                           INCORPORATION BY REFERENCE

         Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request, (i) a copy of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) a copy of all documents and information required to be delivered to our employees pursuant to Rule 428(b). Requests for such information shall be addressed to us at Soyo Group, Inc., 1420 South Vintage Avenue, Ontario, California 91761-3646, telephone: (909) 292-2500.


                                TABLE OF CONTENTS


Introduction...................................................................3
Selling Stockholders...........................................................3
Method of Sale.................................................................3
SEC Position Regarding Indemnification.........................................3
Description of the Plan........................................................4
Applicable Securities Law Restrictions.........................................5
Tax Consequences...............................................................5
Legal Matters..................................................................6
Experts........................................................................6

                                  INTRODUCTION


         We are a distributor of computer products, consumer electronics, networking, and broadband telecommunications products and services. Through Soyo Group, Inc. we offer a full line of designer motherboards and related peripherals for intensive multimedia applications, corporate alliances, telecommunications and specialty market requirements. The product line also includes Bare Bone systems, Voice Over IP (VOIP) products and solutions, flash memory and small hard disk drives for corporate and mobile users, internal multimedia reader/writer and wireless networking solutions products for any home and office (SOHO) users.

         Our products are sold through an extensive network of authorized distributors to resellers, system integrators and value-added resellers (VARs). These products are also sold through major retailers, mail-order catalogs and e-tailers to the consumers throughout North America and Latin America.

         Our executive offices are located at 1420 South Vintage Avenue, Ontario, California 91761-3646, telephone (909) 292-2500.


                              SELLING STOCKHOLDERS


         This prospectus covers possible sales by our executive officers, directors, advisors and employees of shares they acquire through exercise of options granted under our 2005 Stock Compensation Plan. The names of our affiliates who may be Selling Stockholders from time to time and who may offer shares for resale in the future, along with the number of shares which may be sold by each affiliate from time to time, will be updated in supplements to this prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act. All Selling Stockholders will be executive officers and/or directors. The address of each Selling Stockholder will be the same as our address.


                                 METHOD OF SALE

         Sales of the shares offered by this prospectus will be made on The OTC Bulletin Board, where our common stock is listed for trading, in other markets where our common stock may be traded, or in negotiated transactions. Sales will generally involve payment of customary brokers' commissions by the Selling Stockholders. There is no present plan of distribution.

                     SEC POSITION REGARDING INDEMNIFICATION

         Our Articles of Incorporation provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that, in the opinion of the Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.


                         DESCRIPTION OF THE AMENDED PLAN

         Our board of directors have adopted and approved the Plan subject to shareholder approval. Options granted pursuant to the Plan constitute either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or options which constitute nonqualified options at the time of issuance of such options. The Plan provides that incentive stock options and/or nonqualified stock options may be granted to our officers, directors, employees and advisors selected by our Compensation Committee. A total of 5,000,000 shares of common stock are authorized and reserved for issuance under the Plan, subject to adjustment to reflect changes in our capitalization in the case of a stock split, stock dividend or similar event.

         The Plan is administered by our Compensation Committee which has the sole authority to interpret the Plan and to make all determinations necessary or advisable for administering the Plan, including but not limited to:

         o        who shall be granted options under the Plan;
         o        the term of each option;
         o        the number of shares covered by such option;
         o whether the option shall constitute an incentive option or a nonqualified option;
         o the exercise price for the purchase of the shares covered by the option, provided that the exercise price for any option must be at least equal to the fair market value of the shares as of the date of grant of such option;
         o        the period during which the option may be exercised;
         o whether the right to purchase the number of shares covered by the option shall be fully vested on issuance of the option so that such shares may be purchased in full at one time or whether the right to purchase such shares shall become vested over a period of time so that such shares may only be purchased in installments; and
         o        the time or times at which the options shall be granted.

         Except in the case of disability or death, no option shall be exercisable after an optionee who is an employee ceases to be employed by the Company; provided, however, the Compensation Committee has the right to extend the exercise period following the date of termination of such optionee's employment. If an optionee's employment is terminated by reason of death or disability, the Compensation Committee may extend the option term following the date of termination of the optionee's employment. Upon the exercise of the option, the exercise price must be paid in full either in cash, shares of our common stock or a combination.

         If any option to purchase reserved shares shall not be exercised for any reason or if such option to purchase shall terminate as provided by the Plan, such shares which have not been so purchased shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

         The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares. Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. There are no assets administered under the Plan and, accordingly, no investment information is furnished.

         No options may be assigned, transferred, hypothecated or pledged by the option holder except by will, the laws of intestate succession or as permitted by the Commission. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

         The Plan will remain in effect until February 18, 2015. Additional information concerning the Plan may be obtained from us at our address and telephone number.


                     APPLICABLE SECURITIES LAW RESTRICTIONS

         If the optionee is deemed to be an "affiliate" (as that term is defined under the Securities Act), the resale of the shares purchased upon exercise of options covered hereby may be subject to certain restrictions and requirements, including compliance with the provisions of Rule 144 promulgated under the Securities Act.

         In addition to the requirements imposed by the Securities Act, the antifraud provisions of the Exchange Act and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to the Plan.

         A maximum of 5,000,000 shares may be issued under the Plan. We have authorized 75,000,000 shares of common stock, $0.001 par value, of which 40,000,000 shares were outstanding as of March 7, 2005. Shares of common stock outstanding are, and those to be issued upon exercise of options will be, fully paid and nonassessable, and each share of common stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is one of our shareholders. Shareholders do not have the right to cumulate their votes for the election of directors.

         Our officers and directors and owners of at least ten percent of our stock must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Exchange Act and the rules thereunder upon the receipt or disposition of any options.


                                TAX CONSEQUENCES

         We have been advised that the federal income tax consequences of the Plan to us and the optionees, and possible exercise of options granted under the Plan, will depend upon future circumstances and possible changes in the tax laws. The following summary discussion addresses certain federal income tax consequences of the Plan. This discussion does not address all of the tax consequences that may be applicable to any particular optionee or to us. In addition, this discussion does not address foreign, state, or local taxes, nor does it address federal taxes other than federal income tax. This discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this prospectus.

         The income tax treatment of nonstatutory options is governed by ss.83 of the Code. This section basically provides that if an option has a readily ascertainable fair market value when granted, then the optionee must recognize ordinary income at the time of grant but not at the time of exercise or disposal; if an option does not have a readily ascertainable fair market value when granted, the optionee must recognize ordinary income at the time of its exercise or disposal of the option but not at the time of its grant. We will receive a corresponding compensation deduction for the amount included by the optionee as income in the same year that the optionee includes such amount as income. Consequently, whether a nonstatutory option has a readily ascertainable fair market value at grant will determine whether the grant or the exercise of the nonstatutory option is the taxable event for the optionee who rendered the services for which the option was granted.

         No tax consequences result from the granting of an incentive stock option or from the exercise of an incentive stock option by the employee. In addition, the employer generally will not be allowed a business expense deduction with respect to an incentive stock option unless the employee disposes of the stock prior to the required holding period. The employee will be taxed at capital gain rates when he sells stock acquired under an incentive stock option plan, provided he has not disposed of the stock for at least two years from the date the option was granted to him and he has held the stock itself at least one year after the stock was transferred to him. If the foregoing holding period rules are not satisfied, the gain that would have been realized at the time the option was exercised is included as ordinary income in the year of the disqualifying sale. For this purpose, the gain is equal to the lesser of (i) the fair market value of the stock on the date of exercise over the option price of the stock, or (ii) the amount realized on disposition over the adjusted basis of the stock. The employer is allowed to deduct a corresponding amount as a business deduction at the same time the employee is required to recognize the ordinary income arising from the early disposition.

         Notwithstanding the preceding, when calculating income for alternative minimum tax purposes, the favorable tax treatment of ss.421(a) is disregarded and the bargain purchase element (that is, the spread between the option price and the fair market value of the option stock at exercise) of the incentive stock option will be considered as part of the taxpayer's alternative minimum taxable income.


                                  LEGAL MATTERS

         The validity of the shares offered hereby have been passed on for us by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.


                                     EXPERTS

         Our balance sheets for the years ended December 31, 2003 and 2002 and our related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended, incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been audited by Grobstein, Horwath & Company LLP, Sherman Oaks, California, as set forth in their report included therein and incorporated by reference. Our financial statements referred to above are incorporated by reference in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

         Our statements of operations, shareholders' deficiency and cash flows for the year ended December 31, 2001, incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been audited by Malone & Bailey, PLLC, Houston, Texas, as set forth in their report included therein and incorporated by reference. Our financial statements referred to above are incorporated by reference in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

         Our future financial statements and reports thereon also will be incorporated by reference in this prospectus in reliance upon the authority of our auditors as experts in giving those reports to the extent said firms have audited those financial statements and consented to the use of their reports thereon.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (including its audited financial statements for the years ended December 31, 2003 and 2002, together with the report of independent public accountants) filed pursuant to the Exchange Act;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

         (c) The Registrant's Current Report on Form 8-K filed July 28, 2004 as amended on August 10, 2004; and

         (d) All subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Section 78.751 of the Nevada Revised Statutes and Article XII of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The following documents are filed as exhibits to this Registration Statement.

         Exhibit
         Number            Description of Exhibit
         ------            ----------------------

         4.1        --     The 2005 Stock Compensation Plan of Soyo Group, Inc.

         5.1        --     Opinion of Andrew N. Bernstein, P.C.

         23.1       --     Consent  of   Grobstein,   Horwath  &  Company   LLP,
                           independent public accountants

         23.2       --     Consent  of Malone &  Bailey,  PC,  Certified  Public
                           Accountants

         23.3       --     Consent of Andrew N. Bernstein, P.C. (included in its
                           opinion filed as Exhibit 5.1)

Item 9.  Undertakings

         (a)      Rule 415 Offerings.

                  The undersigned registrant hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                           (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

                  (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.























                                     III-3

         (b) Filings Incorporating Subsequent Exchange Act documents by reference.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for acceleration of effective date or filing of registration statement on Form S-8.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, California on March 7, 2005.


                                                          SOYO GROUP, INC.

                                                          By: /s/ MING TUNG CHOK
                                                             -------------------
                                                             Ming Tung Chok
                                                             President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                          Date

/s/ MING TUNG CHOK         President, Chief Executive Officer,            3/7/05
----------------------     and Director (Principal Executive              ------
Ming Tung Chok             Officer)



/s/ NANCY CHU              Chief Financial and Chief                      3/7/05
----------------------     Accounting Officer (Principal                  ------
Nancy Chu                  Financial and Accounting Officer),
                           Secretary and Director

                                  EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
------            ----------------------

  4.1             The 2005 Stock Compensation Plan of Soyo Group, Inc.
  5.1             Opinion of Andrew N. Bernstein, P.C.
 23.1 Consent of Grobstein, Horwath & Company LLP, independent public accountants
 23.2             Consent of Malone & Bailey, PC, Certified Public Accountants
 23.3 Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1) x